Exhibit 10.4

TWIST BIOSCIENCE CORPORATION

EXECUTIVE INCENTIVE BONUS PLAN

1.	PURPOSE

The purpose of the Twist Bioscience Corporation Executive Incentive Bonus Plan (as amended from time to time, the “Plan”) is to motivate and reward eligible employees for their contributions toward the achievement of certain Performance Goals (as defined below) by Twist Bioscience Corporation (together with its subsidiaries, the “Company”).

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d) “Committee” means the Compensation Committee of the Board or another Committee designated by the Board. As of the Effective Date, the Plan shall be administered by the Compensation Committee of the Board.

(e) “Effective Date” means the day immediately prior to the date on which the Company’s Registration Statement is declared effective by the Securities and Exchange Commission.

(f) “Participant” means any officer or employee of the Company who is designated as a Participant by the Committee.

(g) “Performance Goal” means a formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Committee: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, return on invested capital, or return on shareholder equity;

(17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other factors (including subjective factors). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(h) “Performance Period” means the Company’s fiscal year, multiple fiscal years or any other period longer or shorter than one fiscal year, as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(i) “Reliance Period” means the reliance period under the applicable rule set forth in Treasury Regulation Section 1.162-27(f)(2).

3.	ADMINISTRATION

(a) The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

4.	ELIGIBILITY

Officers and other key employees of the Company designated by the Committee to participate in the Plan shall be eligible to participate in this Plan, provided the Committee has not, in its sole discretion, withdrawn such designation and he or she meets the following conditions:

(a) is a full-time regular employee of the Company as of the last day of the applicable Performance Period; and

(b) is not subject to disciplinary action, is in good standing with the Company and is not subject to a performance improvement plan.

5.	AMOUNT OF AWARDS

(a) With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target (which may be, but is not required to be, based on the Participant’s base salary) for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s).

(b) Except as otherwise required by applicable law or as determined by the Committee, base salary shall not include salary paid during any paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s base salary at any time based on such factors as the Company shall in its discretion determine appropriate.

(c) Awards may be pro-rated on any basis determined appropriate in the Committee’s sole discretion, including, but not limited to, in connection with transfers to new positions or new locations, new hires, Participants on a leave of absence for all or any portion of a Performance Period, or Participants working less than full-time. The Committee reserves the right, in its sole discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

(d) In addition, the amount of the aggregate value of any Awards payable under the Plan to covered employees (as determined under Code Section 162(m)) in reliance upon the transition rule promulgated under Treasury Regulation Section 1.162-27(f) may not exceed $15,000,000 during the entire Reliance Period.

6.	PAYMENT OF AWARDS

(a) Unless otherwise determined by the Committee, a Participant must be actively employed and in good standing with the Company on the date the Award is paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Committee in its sole discretion.

(b) Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Code Section 409A, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such Award is earned or (ii) the end of the calendar year in which such Award is earned, or shall otherwise be structured to comply with, or be exempt from, Code Section 409A.

7.	GENERAL

(a) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes, and any other deductions, required to be withheld with respect to such payments. The Company also may withhold such amounts from any other amount payable by the Company or any affiliate to the Participant.

(b) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative, legal beneficiary or estate, as applicable. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e) SUCCESSOR. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(f) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(h) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i) INTENT. It is the intent of this Plan that all payments hereunder be exempt from the requirements of Code Section 409A so that none of the payments to be provided under this Plan will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt. The Company and each Participant will work together in good faith to consider amendments to the Plan or revisions to the Plan with respect to the payment of any Awards under the Plan, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Code Section 409A. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Code Section 409A.

(j) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable federal law.

(k) AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with applicable laws, regulations or rules.

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